Exhibit 3.1

HRTI, LLC

(a Maryland limited liability company)

ARTICLES OF ORGANIZATION

THESE ARTICLES OF ORGANIZATION of HRTI, LLC (the “Company”) are being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Maryland Limited Liability Company Act (the “Act”).

FIRST: The name of the Company is:

HRTI, LLC

SECOND: The purpose for which the Company is formed is to engage in any lawful act or activity for which limited liability companies may be organized under the general laws of the State of Maryland as now or hereafter in force.

THIRD: The address of the principal office of the Company in this State is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FOURTH: The name and address of the resident agent of the Company are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

FIFTH: The Company is the conversion of Healthcare Realty Trust Incorporated, a Maryland corporation, to a Maryland limited liability company.

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IN WITNESS WHEREOF, the undersigned, being an authorized person of the Company, has executed these Articles of Organization on this 19th day of July, 2022.

/s/ Andrew E. Loope
Andrew E. Loope, Authorized Person

THE UNDERSIGNED HEREBY CONSENTS TO ACT AS RESIDENT AGENT IN MARYLAND FOR THE ENTITY NAMED IN THESE ARTICLES OF ORGANIZATION.

CSC-Lawyers Incorporating Service Company

By:	/s/ Constance C. Espenlaub
Name: Constance C. Espenlaub
Title: Agent Representative

[Signature Page to Articles of Organization of HRTI, LLC]